Exhibit 4.2

                           CERTIFICATE OF ELIMINATION
                                       OF
        CERTIFICATE OF DESIGNATIONS, PREFERENCES, RIGHTS AND LIMITATIONS
                                       OF
       SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK, SERIES D PREFERRED
             STOCK, AND 12% $4.00 CUMULATIVE CONVERTIBLE PREFERRED
                                      STOCK
                                       OF
                             CIRILIUM HOLDINGS, INC.

      Cirilium Holdings, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

      FIRST: That the Certificate of Incorporation of the Corporation filed in the Office of the Secretary of State of Delaware on September 9, 1986, as amended on May 3, 2004, authorizes the Corporation to issue 25,000,000 shares of Preferred Stock, par value $.001 per share, with the specific terms, conditions, limitations, powers, preferences and other rights to be determined by the Board of Directors by resolutions adopted without any action of the stockholders. Pursuant to such authorization, the Corporation has previously authorized 6,000,000 shares of its Series B Convertible Redeemable Preferred Stock (the "Series B Preferred Stock"), 3,000 shares of its Series D Preferred Stock (the "Series D Preferred Stock"), and 665,000 shares of its 12% $4.00 Cumulative Convertible Preferred Stock (the "12% Preferred Stock").

      SECOND: That the Board of Directors of the Corporation has duly adopted resolutions setting forth the proposed elimination of various Series of Preferred Stock of the Corporation as hereafter provided.

      RESOLVED, that the Corporation does hereby eliminate the authorization and designation of the Series B Preferred Stock inasmuch as no shares of such Series are issued and outstanding;

      RESOLVED, that the Corporation does hereby eliminate the authorization and designation of the Series D Preferred Stock inasmuch as no shares of such Series are issued and outstanding;

      RESOLVED, that the Corporation does hereby eliminate the authorization and designation of the 12% Preferred Stock inasmuch as no shares of such Series are issued and outstanding;

      RESOLVED, that a Certificate of Elimination be executed which shall have the effect, when filed and recorded in the State of Delaware, of eliminating from the Certificate of Incorporation the authorization for the Series B Preferred Stock, the Series D Preferred Stock, and the 12% Preferred Stock.

      THIRD, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Certification of Incorporation is hereby amended to eliminate the authorization of and all references to the Series B Preferred Stock, the Series D Preferred Stock, and the 12% Preferred Stock.

      IN WITNESS HEREOF, Cirilium Holdings, Inc. has caused this Certificate of Elimination be signed by Matthew Cohen, its Chief Executive Officer, this ____ day of November, 2005.

                                       Cirilium Holdings, Inc.

                                       By: /s/ Matthew Cohen
                                          --------------------------------------
                                          Matthew Cohen, Chief Executive Officer